DESCRIPTION OF SECURITIES

General

The terms of the Declaration of Trust authorize the Company to issue an unlimited number of Class I Shares, with such par value as may be authorized from time to time by the trustees in their sole discretion without Shareholder approval, and an unlimited number of preferred shares, with such par value as may be authorized from time to time by the trustees in their sole discretion without Shareholder approval. The Declaration of Trust also provides that the Board of Trustees may classify or reclassify any Common Shares or preferred shares into one or more classes or series of Common Shares or preferred shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to distributions, qualifications, or terms or conditions of redemption of the shares. There is currently no market for our Class I Shares, and we can offer no assurances that a market for our Class I Shares will develop in the future. We do not intend for our Common Shares to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Common Shares. No Common Shares have been authorized for issuance under any equity compensation plans. Under the terms of our Declaration of Trust, Shareholders shall be entitled to the same limited liability extended to Shareholders of private Delaware for profit corporations formed under the Delaware General

Corporation Law. Our Declaration of Trust provides that no Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Company’s assets or the affairs of the Company by reason of being a Shareholder. Unless the Board of Trustees determines otherwise, we will issue all of our Common Shares in uncertificated form.

Subject to the terms of an applicable Subscription Agreement, none of our Common Shares are subject to further calls or to assessments, sinking fund provisions, obligations of the Company or potential liabilities associated with ownership of the security (not including investment risks). In addition, except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares, no Shareholder shall be entitled to exercise appraisal rights in connection with any transaction.

Shares

Under the terms of the Declaration of Trust, all Common Shares have equal rights as to dividends, other distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and other distributions may be paid to Shareholders if, as and when authorized by the Board of Trustees and declared by us out of funds legally available therefor. Common Shares have no preemptive, exchange, conversion or redemption rights and Shareholders have no appraisal rights. Shareholders may not transfer Common Shares unless (i) the Adviser gives consent, or the transfer is permitted under the Subscription Agreement, and (ii) the transfer is made in accordance with the transfer restrictions contained in the Subscription Agreement and applicable securities law.

In the event of our liquidation, dissolution or winding up, each Common Share would be entitled to share ratably in all of our assets that are legally available for distribution after we pay or otherwise provide for all claims and obligations and subject to any preferential rights of holders of our preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each Common Share will be entitled to one vote on all matters submitted to a vote of Shareholders, including the election of trustees.

There will be no cumulative voting in the election of trustees. Cumulative voting entitles a Shareholder to as many votes as equals the number of votes which such holder would be entitled to cast for the election of trustees multiplied by the number of trustees to be elected and allows a Shareholder to cast a portion or all of the

Shareholder’s votes for one or more candidates for seats on the Board of Trustees. Without cumulative voting, a minority Shareholder may not be able to elect as many trustees as the Shareholder would be able to elect if cumulative voting were permitted. Subject to the special rights of the holders of any class or series of preferred shares to elect trustees, each trustee will be elected by a plurality of the votes cast with respect to such trustee’s election, provided that, in the case where the number of nominees for the trusteeships exceeds the number of such trustees to be elected, a majority of all votes cast shall be required to elect such nominee.

Preferred Shares

The Private Offering does not include an offering of preferred shares, and we do not currently have any preferred shares outstanding. However, under the terms of the Declaration of Trust, our Board of Trustees may authorize us to issue preferred shares in one or more classes or series, without Shareholder approval, to the extent permitted by the 1940 Act. The Board of Trustees has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred shares. We do not currently anticipate issuing preferred shares in the near future. In the event we issue preferred shares, it will make any required disclosure to Shareholders. We will not offer preferred shares to the Adviser or our affiliates except on the same terms as offered to all other Shareholders.

Preferred shares could be issued with terms that would adversely affect the Shareholders. Preferred shares could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to Common Shares and before any purchase of Common Shares is made, such preferred shares together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such distribution or purchase price, as the case may be, and (2) the holders of preferred shares, if any are issued, must be entitled as a class voting separately to elect two trustees at all times and to elect a majority of the trustees if distributions on such preferred shares are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding preferred shares (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred shares would be required to approve a proposal involving a plan of reorganization adversely affecting such securities.

The issuance of any preferred shares must be approved by a majority of our Independent Trustees not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.

Delaware Law and Certain Declaration of Trust Provisions

Organization and Duration

We were formed in the state of Delaware, and will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.

Purpose

Under the Declaration of Trust, we are permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Our Declaration of Trust contains provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. Our Board of Trustees may, without Shareholder action, authorize the issuance of Shares in one or more classes or series, including preferred shares and our Declaration of Trust provides that, while we do not intend to list our Shares on any securities exchange, if any class of our Shares is listed on a national securities exchange, our Board of Trustees will be divided into three classes of trustees serving staggered terms of three years each.

These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board of Trustees. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Trustees; Vacancies; Removal; Term and Election; Certain Transactions

Our Declaration of Trust provides that the number of trustees will be set only by our Board of Trustees. Our Declaration of Trust provides that a majority of our entire Board of Trustees may at any time increase or decrease the number of trustees. by a majority vote or written consent, provided that the number of Trustees shall at all times be at least one but not more than twelve. Except as otherwise required by applicable requirements of the 1940 Act and as may be provided by our Board of Trustees in setting the terms of any class or series of preferred shares, pursuant to an election under the Declaration of Trust, any and all vacancies on our Board of Trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trustee for whom the vacancy occurred and until a successor is elected by our Shareholders and qualified, subject to any applicable requirements of the 1940 Act.

Our Declaration of Trust provides that a trustee may be removed with or without cause by a two-thirds majority of the remaining trustees (or in the case of the removal of a trustee that is not an interested person, a two-thirds majority of the remaining trustees that are not interested persons).

Under the Declaration of Trust, the Company is not required to hold annual meetings and, prior to the earlier of (a) a listing of any class of the Company’s shares on a national securities exchange, if any, and (b) the date of notice of the Company’s first annual meeting of Shareholders, each trustee will hold office for life (or until the attainment of any mandatory retirement age or term limits established by a majority of the Board of Trustees) or until his or her successor is elected or the Company terminates, unless such trustee resigns or is removed in accordance with the Declaration of Trust. However, effective upon and following the occurrence of the earlier of (a) a listing of any class of the Company’s Shares on a national securities exchange, if any, and (b) the date of notice of the Company’s first annual meeting of Shareholders, the Board of Trustees will be divided into three classes, with the terms of one class expiring at each annual meeting of Shareholders. At each annual meeting, one class of trustees will be elected to a three-year term. This provision could delay for up to two years the replacement of a majority of the Board of Trustees. A trustee, or the entire Board of Trustees (provided that the aggregate number of trustees after such removal shall not be less than the minimum number required under the Declaration of Trust), may be removed from office, with or without cause, and only by the action of a majority of the remaining trustees (or in the case of the removal of an Independent Trustee, a majority of the remaining Independent Trustees).

In the event of a Shareholder vote on election of trustees, trustees shall be elected by a plurality of the vote of all holders of the outstanding Shares, provided that, in the case where the number of nominees for the trusteeships exceeds the number of such trustees to be elected, a majority of all votes cast shall be required to elect such nominee. Notwithstanding the foregoing, the holders of outstanding preferred shares, if any, will be entitled, voting as a separate class, to elect two trustees of the Company at all times. In addition, the holders of outstanding preferred shares, if any, will be entitled, voting as a separate class, to elect a majority of the Board of Trustees (i) if, at the close of business on any distribution payment date, distributions (whether or not declared) on outstanding preferred shares are unpaid in an amount equal to at least two full years’ distributions on the preferred shares, or (ii) if at any time holders of preferred shares are otherwise entitled under the 1940 Act to elect a majority of the Board of Trustees.

Action by Shareholders

The Shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust, the Company is not required to hold annual meetings and the Bylaws provide that a meeting of Shareholders will not be required in any year in which the election of trustees is not required to be held under the 1940 Act. The failure to hold an annual meeting will not invalidate the Company’s existence or affect any otherwise valid corporate act of the Company.

A special meeting of the Shareholders may be called at any time by a majority of the Board of Trustees or the chief executive officer.

Amendment of the Declaration of Trust; No Approval by Shareholders

The Board of Trustees may, without Shareholder vote (subject to applicable state and federal securities laws requirements), amend or otherwise supplement the Declaration of Trust by making an amendment, a Declaration of Trust supplemental thereto or an amended and restated Declaration of Trust. Shareholders will only have the right to vote on any amendment that would adversely affect the powers, preferences or special rights of the Shares as determined by the Board of Trustees in good faith or is submitted to them by the Board of Trustees. Notwithstanding the foregoing, in connection with a listing of the Shares on a national securities exchange, the Board of Trustees may, without the approval or vote of the Shareholders, amend or supplement the Declaration of Trust in any manner, including, without limitation, to add voting restrictions or other limitations similar to provisions found in control share acquisition or similar statutes, to classify the Board of Trustees, to impose super-majority approval for certain types of transactions and to otherwise add or modify provisions that may be deemed to be adverse to Shareholders. A proposed amendment to the Declaration of Trust requires the affirmative vote of a majority of the Board of Trustees for adoption.

An amendment duly adopted by the requisite vote of the Board of Trustees and, if required, the Shareholders as aforesaid, will become effective at the time of such adoption or at such other time as may be designated by the Board of Trustees or Shareholders, as the case may be. A certification in recordable form signed by a majority of the Board of Trustees setting forth an amendment and reciting that it was duly adopted by the trustees and, if required, the Shareholders as aforesaid, or a copy of the Declaration of Trust, as amended, in recordable form, and executed by a majority of the Board of Trustees, will be conclusive evidence of such amendment when lodged among the records of the Company or at such other time designated by the Board of Trustees.

Derivative Actions

Our Declaration of Trust provides that no person, other than a trustee, who is not a Shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. No Shareholder may maintain a derivative action on behalf of the Company unless holders of at least ten percent (10%) of the outstanding Shares join in the bringing of such action. This requirement shall not apply to claims arising under federal securities laws.

In addition to the requirements set forth in Section 3816 of the Statutory Trust Act, a Shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the Shareholder or Shareholders must make a pre-suit demand upon the Board of Trustees to bring the subject action unless an effort to cause the Board of Trustees to bring such an action is not likely to succeed; and a demand on the Board of Trustees will only be deemed not likely to succeed and therefore excused if a majority of the Board of Trustees, or a majority of any committee established to consider the merits of such action, is composed of trustees who are not Independent Trustees; and (ii) unless a demand is not required under clause (i) above, the Board of Trustees must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Board of Trustees will be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Shareholders making such request to reimburse the Company for the expense of any such advisors in the event that the Board of Trustees determines not to bring such action (such reimbursement shall not apply to claims arising under federal securities laws). For purposes of this paragraph, the Board of Trustees may designate a committee of one or more trustees to consider a Shareholder demand.

Direct Action

Our Declaration of Trust provides that to the fullest extent permitted by Delaware law, the Shareholders’ right to bring direct actions against the Company and/or its trustees is eliminated, except for a direct action to enforce an individual Shareholder right to vote or a direct action to enforce an individual Shareholder’s rights under Sections 3805(e) or 3819 of the Statutory Trust Act. To the extent such right cannot be eliminated to this extent as a matter of Delaware law, then the conditions set forth in the Declaration of Trust shall apply. This provision shall not apply to claims arising under federal securities laws.

Exclusive Delaware Jurisdiction

Our Declaration of Trust provides that, each trustee, each officer, each Shareholder and each person legally or beneficially owning an interest in a share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Statutory Trust Act, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the Company or its business and affairs, the Statutory Trust Act, this Declaration of Trust or the Bylaws or asserting a claim governed by the internal affairs (or similar) doctrine (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of this Declaration of Trust or the Bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the Shareholders or the trustees, or of officers or the trustees to the Company, to the Shareholders or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, the trustees or the Shareholders, or (D) any provision of the Statutory Trust Act or other laws of the State of Delaware pertaining to trusts made applicable to the Company pursuant to Section 3809 of the Statutory Trust Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Statutory Trust Act, this Declaration of Trust or the Bylaws relating in any way to the Company or (F) the federal securities laws of the United States, including, without limitation, the 1940 Act, or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless, in every case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. In the event that any claim, suit, action or proceeding is commenced outside of the Court of Chancery of the State of Delaware in contravention of the Declaration of Trust, all reasonable and documented out of pocket fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such claim, suit, action or proceeding shall be reimbursed by the non-prevailing party. This section does not apply to any claims brought under the federal securities laws, as stated in Section 14.2 of Article XIV of the Declaration of Trust.

Determinations by our Board of Trustees

Our Declaration of Trust contains a provision that codifies the authority of our Board of Trustees to manage our business and affairs. This provision enumerates certain matters and states that the determination as to any such enumerated matters made by or pursuant to the direction of our Board of Trustees (consistent with our Declaration of Trust) is final, conclusive, and binding upon us and our Shareholders. This provision does not alter the duties our Board of Trustees owes to us or our Shareholders pursuant to our Declaration of Trust and under Delaware law or under applicable federal securities laws.

Construction and Governing Law

Our Declaration of Trust provides that the Declaration of Trust and the Bylaws, and the rights and obligations of the trustees and Shareholders, shall be governed by and construed and enforced in accordance with the Delaware Statutory Trust Act and the laws of the State of Delaware. Under the terms of our Declaration of Trust, to the fullest extent permitted by law, our Shareholders will be deemed to have waived any non-mandatory rights of beneficial owners or trustees under the Delaware Statutory Trust Act or general trust law, and the Company, our Shareholders, and the trustees shall not be subject to any applicable provisions of law pertaining to trusts that, in a manner inconsistent with the express terms of our Declaration of Trust or Bylaws, relate to or regulate (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust,(iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of trustees as set forth or referenced in our Declaration of Trust.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with GAAP.

Access to Records

Shareholders shall have access to records of the Company as provided in Section 3819 of the Statutory Trust Act.

Reports to Shareholders

The Company will furnish to Shareholders as soon as commercially practicable after the end of each taxable year and each calendar year such information as is necessary for them to complete U.S. federal and state income tax or information returns, along with any other tax information required by law.

The Company will also furnish to Shareholders annual reports containing audited financial statements, quarterly reports, and such other reports as the Company determines to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement under the 1934 Act, the Company will be required to comply with all reporting, proxy solicitation and other applicable requirements under the 1934 Act.

Shareholders and the public may view the materials the Company files with the SEC through its website at www.sec.gov.

Conflict with the 1940 Act

Our Declaration of Trust provides that, if and to the extent that any provision of Delaware law, or any provision of our Declaration of Trust conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control. In addition, the Company intends to amend and restate the Declaration of Trust to clarify that, if and to the extent that any provision of our Declaration of Trust conflicts with any provision of applicable federal securities laws, the applicable provision of the applicable federal securities laws will control.